CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 23, 2015, accompanying the financial statements of California Investors' Quality Tax-Exempt Trust, Series 47 (included in Van Kampen Unit Trusts, Municipal Series 1106) as of June 30, 2015, and for the period from July 13, 2012 (date of deposit) through June 30, 2013 and for each of the two years in the period ended June 30, 2015 and the financial highlights for the period from July 13, 2012 (date of deposit) through June 30, 2013 and for each of the two years in the period ended June 30, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-181905) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 23, 2015